QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

(a)
Subsidiary (wholly-owned)
Torotel Products, Inc. (a Missouri corporation)

(b)
Subsidiary (wholly-owned)
Electronika, Inc. (a Nevada corporation)

(c)
Subsidiary (wholly-owned by Electronika, Inc.)
Electronika-Kansas, Inc. (a Kansas corporation)

QuickLinks

  EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT